For Immediate Release:

FELCOR ACQUIRES TWO RENAISSANCE RESORT HOTELS

•	Quarter-to-date RevPAR in-line with expectations

IRVING, Texas...December 20, 2007 – FelCor Lodging Trust Incorporated (NYSE: FCH) today announced it has acquired two upper upscale, destination resorts from entities owned by affiliates of Walton Street Capital, Rockpoint Group and SCS Advisors for a combined purchase price of $225 million. The Renaissance Vinoy Resort & Golf Club is located in St. Petersburg, Florida and the Renaissance Esmeralda Resort & Spa is located in Indian Wells, California. Marriott International, Inc. (NYSE: MAR) will continue to manage the properties under a long-term management agreement.

The Renaissance Vinoy Resort & Golf Club, a historic, 361-room, AAA Four-Diamond resort, features an 18-hole golf course and club house, 74-slip marina, world-class tennis facility, over 50,000 square feet of indoor and outdoor meeting space, award winning restaurants, day spa, historical museum and the private Vinoy Club. The showplace of St. Petersburg's waterfront, the Renaissance Vinoy is one of only a few luxury resorts on Florida's West Coast and is located just blocks from downtown St. Petersburg. Opened in 1925, the resort has earned the National Register of Historic Places designation.

The Renaissance Esmeralda Resort & Spa, a 560-room, AAA Four-Diamond resort, is situated on 70 acres and nestled at the base of the majestic Santa Rosa Mountains in the exclusive community of Indian Wells and has been featured in Condé Nast Traveler's 2004 Gold List of "World's Best Places to Stay" and Travel + Leisure's "500 Greatest Hotels in the World.” The resort has 65,000 square feet of indoor meeting space, including 40,000 square feet of state-of-the-art meeting space built in 2003 and 25,000 square feet of outdoor meeting space, the highest square foot per key in the Coachella Valley. Other amenities include a 12,000 square foot spa with 18 treatment rooms, award winning restaurants and a tennis facility. The resort is part of the 36-hole Indian Wells Golf Resort, which recently completed an approximately $80 million renovation, and includes a new 50,000 square foot clubhouse. The Indian Wells Golf Resort is host to the annual PGA skins game.

The company forecasts that the combined properties will contribute approximately $17 million of Hotel EBITDA (Earnings Before Interest Expense, Taxes, Depreciation and Amortization) during 2008.

The company assumed the current combined mortgage debt of $177 million, which bears interest at LIBOR plus 155 basis points. Current payments are interest only and principal is paid in

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full at maturity in 2012 (including the company’s extension options). The remaining acquisition cost was funded with cash on hand.

“These two hotels meet our stated strategy to continue to improve the overall quality of the portfolio. The hotels meet our criteria of acquiring upper upscale hotels and resorts in markets with high barriers to entry. From a value perspective, we are acquiring hotels with IRRs that exceed our weighted average cost of capital, will provide the portfolio with higher, future EBITDA growth and will be accretive to FFO in 2008. In addition, we will use our core competencies to further enhance the EBITDA growth and our return on investment through various redevelopment opportunities,” said Richard A. Smith, FelCor’s President and Chief Executive Officer.

Transaction Highlights:

Increases Portfolio Quality

These hotels improve the overall quality of the company’s portfolio. The combined projected 2008 RevPAR of $140 is 47 percent higher than the current portfolio projected average of $95.

Further Diversifies Portfolio

The customer mix of these two hotels increases our orientation towards group business and provides greater stability to our cash flow. The average square feet of indoor meeting space at these two hotels exceeds 58,000, compared to the current portfolio average of 10,000 per hotel, a 480 percent premium. The current portfolio generates approximately 25 percent of its revenue from group business versus over 60 percent at these two hotels.

Increases barrier to entry protection

Both markets have high barriers-to-entry and long-term, historic supply growth significantly below the US average. In addition, FelCor does not foresee any new competitive resort hotels entering either market in the foreseeable future.

Attractive Pricing

The $225 million purchase price represents approximately $244,000 per key and is a significant discount to the combined replacement cost. These hotels are being purchased for approximately 13 times expected 2008 Hotel EBITDA.

Financial Impact

These hotels are expected to be accretive to Funds From Operations (“FFO”) per share during the first twelve months of ownership.

Additional Opportunity

There are opportunities at both hotels to upgrade and enhance the existing facilities, including the spa and pool areas, as well as other redevelopment opportunities including maximizing the value of excess land, which will generate greater EBITDA growth beyond what is currently projected.

Hodges Ward Elliott represented the seller on this transaction.

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Fourth Quarter Update:

RevPAR (Revenue per Available Room) for our 83 consolidated hotels increased 6.9 percent and ADR (Average Daily Rate) increased 7.4 percent for the two months ending November 30, 2007, compared to the same period in 2006, and was in the range of our expectations. RevPAR for our 49 hotels, where renovations were completed by September 30, 2007, increased 14.6 percent compared to prior year.

Renaissance Acquisitions

Reconciliation of Net Income to Hotel EBITDA

2008 Forecast

(in millions)

Net Income	$ 0
Interest Expense	11
Depreciation Expense	6
Hotel EBITDA	$17

With the exception of historical information, the matters discussed in this news release include “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “continue” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties, and the occurrence of future events, may cause actual results to differ materially from those anticipated at the time the forward-looking statements are made. General economic conditions, operating risks associated with the hotel business, the impact of U.S. military involvement in the Middle East and elsewhere, future acts of terrorism, the impact on the travel industry of increased fuel prices and security precautions, the availability of capital, the ability to execute our renovation program on budget in a timely manner, the cyclical nature of the real estate markets, our ability to continue to qualify as a Real Estate Investment Trust for federal income tax purposes and numerous other factors may affect future results, performance and achievements. Certain of these risks and uncertainties are described in greater detail in our filings with the Securities and Exchange Commission. Although we believe our current expectations to be based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that actual results will not differ materially. We undertake no obligation to update any forward-looking statement to conform the statement to actual results or changes in our expectations.

FelCor, a real estate investment trust, is the nation’s largest owner of upper upscale, all-suite hotels. FelCor’s portfolio is comprised of 85 consolidated hotels and resorts, located in 23 states and Canada. FelCor’s portfolio consists mostly of upper upscale hotels, which are flagged under global brands such as Embassy Suites Hotels, Doubletree®, Hilton®, Renaissance®, Sheraton®, Westin® and Holiday Inn®. FelCor has a current enterprise value of approximately $3.1 billion. Additional information can be found on the Company’s Web site at www.felcor.com.

Contact:

Stephen A. Schafer, Vice President Strategic Planning & Investor Relations

(972) 444-4912	sschafer@felcor.com

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